Exhibit 14.1

Leading the Way

Code of Ethics and Business Conduct

Table of Contents

6	A Message from Our CEO

7	Our Values

8	Leading the Way

9	About Orbital ATK’s Code of Ethics and Business Conduct

Why It Is Important to Follow Orbital ATK’s Code of Ethics and Business Conduct

Persons Covered by Orbital ATK’s Code

How to Use the Code

Doing Business Around the Globe

Certifications

Waivers

11	Our Responsibilities

Duty to Comply

Speaking Up

Contacting the Corporate Ethics and Compliance Office

Contacting the Ethics Helpline

Employee and Supervisor Responsibilities

Protection Against Retaliation

Conducting Ethics Investigations

Corrective or Disciplinary Action

16	How We Act in the Workplace

Proprietary Information

Access, Use and Protection of Proprietary Information

Intellectual Property

Proprietary Information of Competitors and Prior Employers

Accurate Time Charging and Expense Reporting

Fair Treatment and Respect

Harassment and Discrimination

Diversity

Accommodating Disabilities

Safety in the Workplace

Safety Procedures

Bullying and Workplace Violence

Drugs and Alcohol

Protecting Personal Information

Avoiding Personal Conflicts of Interest

Personal or Family Financial Interests

Outside Employment

Business Opportunities

Service in Other Organizations

Nepotism

Responsible Use of Social Media

Orbital ATK’s Social Media Policy

Using Orbital ATK’s Technical Resources to Access Social Media

Responding to Inquiries from the Media and the Investment Community

Appropriate Political Activity and Lobbying

27	How We Interact with our Customers and in the Marketplace

Antitrust, Sales Practices and Fair Dealings

Accurate Business Records, Financial Reporting and Record Management

Recordkeeping

Special Ethics Obligations of Employees with Financial Reporting Obligations

Truth and Accuracy in Reporting

Retaining and Destroying Company Records

Avoiding Insider Trading and Tipping

Product Quality and Safety

Vendors and Suppliers, Selection and Fair Dealing

Selection of Suppliers

Fair and Transparent Dealings

Business Conduct Standards

Corporate Responsibilities and Citizenship

Avoidance of Counterfeit Parts

Doing Business with the Government

No Bribery or Corruption

Gifts, Hospitality and Entertainment

Guidelines When Dealing with Government Officials and Employees

Guidelines When Dealing with Suppliers

Guidelines When Receiving Business Courtesies

Compliance with Export and Import Controls

Environmental Compliance and Stewardship

40	How We Use Our Resources and Assets

Responsible Use of Orbital ATK and Customer Assets

Protecting our Technologies

Orbital ATK’s Information Security Policies

Insider Threats

A Message from Our CEO

Dear Colleagues,

At Orbital ATK, we have a long-standing commitment to conducting business in an honest, straightforward and principled way. Together with our Core Values and Guiding Principles, the Code of Ethics and Business Conduct provides the foundation for who we are as a company.  The Code will help you understand what Orbital ATK expects of you and what our customers, fellow employees and other company stakeholders expect of us.  Remember, doing what’s right is everyone’s responsibility. Rather than describing every legal or ethical situation we may face, the Code provides us with a roadmap for navigating the decisions we’re faced with every day and ensuring we make the right choices.

Leaders, managers, and supervisors should lead by example and help employees follow the Code by addressing questions about it and seeking additional assistance when needed.  We all have a shared responsibility to maintain high ethical standards and to ensure that Orbital ATK is a place where we are proud to work.

Acting with integrity is not just the right thing to do; it is good business and a reflection of our corporate values. Therefore, our commitment to honest business conduct must always come first. Thank you for your commitment to our Code of Conduct and Orbital ATK’s values.

David W. Thompson
President and Chief Executive Officer

Core Values and Guiding Principles:

The Partner You Can Count On

Our highest priorities are safety, reliability and integrity, the three absolute imperatives in all our activities. These are followed by an intense focus on affordability, achieved through continuing investment in innovation and sustained commitment to execution excellence.

CUSTOMERS We will always act with integrity and responsiveness, working to earn and maintain their loyalty every day.

INVESTORS We will manage our business with discipline and deploy its capital to enhance long-term returns to shareholders.

EMPLOYEES We will encourage the highest levels of engagement, diligence and creativity, and reward their dedication and teamwork.

SUPPLIERS We will be honest and fair, seeking opportunities for beneficial collaboration in long term alliances.

COUNTRY AND COMMUNITY

We are proudly patriotic and grateful to those who defend our freedom. In addition, we will continue to be an involved and responsible corporate citizen of our business locations

Leading the Way

[We lead the way by acting with the highest ethical and legal standards in everything we do]

Orbital ATK’s reputation and success ultimately depend on our workforce, the people who implement the company’s strategy and carry out our mission.  It is imperative that we each take individual responsibility for making decisions that are consistent with Orbital ATK Core Values and Guiding Principles.  This requires accountability for our actions and the judgment to seek guidance or raise issues when we have concerns.

Our Core Values describe Orbital ATK’s focus on employees, customers, shareholders, suppliers and our country and community. Our Core Values are:

•                  Safety demonstrates Orbital ATK’s focus on protecting the health and wellbeing of our employees and providing our customers with high quality and safe products.

•                  Reliability demonstrates Orbital ATK’s focus on maintaining customer satisfaction by producing reliable products, on time, within budget and to customer satisfaction.

•                  Integrity demonstrates Orbital ATK’s focus on conducting our business in a straightforward and ethical manner.

Our Guiding Principles influence our relationships with each other, customers, shareholders, suppliers and our communities.

About Orbital ATK’s Code of Ethics and Business Conduct

Why it is important to follow Orbital ATK’s Code of Ethics and Business Conduct

We all want Orbital ATK to be successful.  The way in which we conduct ourselves is equally important to the results we achieve.  We must never compromise our integrity or ethics to achieve results. This is why we have an ethics and compliance program that helps define Orbital ATK’s commitment to legal and ethical conduct

Leading the Way, our Code of Ethics and Business Conduct, translates our core values into action by describing the responsibilities we have to each other and to others with whom we do business.  Employees and others, who act on our behalf, are expected to abide by the standards of behavior described in this Code, as well as our more detailed policies and procedures.  This Code is a common-sense guide to help raise your awareness of legal and ethical issues and understand the process in place for dealing with those issues.

Persons Covered by Orbital ATK’s Code

Orbital ATK is a U.S. public company and the Code is applicable to Orbital ATK and all of its subsidiaries worldwide. Our Code applies to everyone at Orbital ATK.  Each Orbital ATK employee, officer and director is expected to read, understand and follow our Code.  If you interact with our suppliers, vendors, contractors and business partners, you should ensure that they understand our Code and support effective compliance programs within their own organizations.

How to Use the Code

Our Code cannot address all situations, but it will help you:

•                  Follow and apply the policies, laws and regulations that govern your work

•                  Resolve difficult questions about on-the-job conduct

•                  Get advice

•                  Bring to our attention suspected noncompliant or unethical behavior

Orbital ATK conducts business in the United States and internationally.  We are subject to the laws, rules and regulations of the United States, including anti-bribery laws such as the Foreign Corrupt Practices Act which applies to all of our operations, and the laws of the countries where we do business.  Leading the Way reflects our commitment to obey the laws, rules and regulations wherever we work and to respect the principles upon which they are based.

Just because the laws may be complicated or difficult to follow, that does not excuse any of us from complying.

Certifications

All employees are required to annually certify that they have read and understand this Code, that they will comply with the provisions, standards and policies of the Code, and that they agree to report any suspected violations through Orbital ATK’s ethics and compliance reporting process.

Waivers

Waivers granted under this Code will be disclosed in accordance with applicable laws.

Our Responsibilities

[Be sure you know and follow Orbital ATK’s Code of Ethics and Business Conduct and the policies that apply to your work]

Duty to Comply

Obeying the law is the foundation on which we have built our standards.  All of us must respect and obey the laws, rules and regulations of the locations and countries where we operate.  We must also know and abide by any customer-imposed rules affecting our behavior.  Finally, we must abide by Orbital ATK’s policies.  Complying with laws, rules, regulations and policies is an individual responsibility for each of us.  In addition, we should consider not only what we are permitted to do, but also “the right thing to do” in each situation.

Speaking Up

[Bring your concerns into the open to resolve problems quickly and to prevent more harm]

Leading the Way also means speaking up and seeking help when you are concerned or know about an actual or potential ethical lapse or violation of our Code of Ethics and Business Conduct or our policies.  Most of us have faced a difficult situation where the right course of action is hard to determine.  Perhaps the facts are complex or a good choice is just not obvious.  Maybe we do not have the information we need to make a good choice.  Perhaps our personal interests are inconsistent with the best interests of Orbital ATK.

When you understand our expectations for legal and ethical conduct, you will be able to handle most situations.  Using this Code will help you in many circumstances.  However, it will not give you an answer for every situation.  No code of conduct can do that.  Therefore, whenever you are in doubt, you should always speak up and discuss your ethics questions or concerns with someone.

Every supervisor and manager is expected to Lead the Way by keeping an “open door” and providing timely advice on ethical or compliance concerns.  If you are comfortable doing so, we encourage you to involve your supervisor or manager.  We understand that at times this may not be practical or appropriate.  In these situations or whenever you have a concern or a question, you have other resources you can turn to, including:

•                  An Ethics Committee Representative

•                  Your Human Resources Department

•                  An Orbital ATK Legal Advisor

•                  Orbital ATK’s Corporate Ethics and Compliance Office at 1-844-873-8449 or ethicscompliance@orbitalatk.com

•                  Orbital ATK’s Ethics Helpline at 1-800-345-8594 or www.orbitalatkethics.com

Accounting, financial and auditing concerns may also be reported to the Audit Committee of Orbital ATK’s Board of Directors at boardofdirectors@orbitalatk.com.

Situations where you “just do not feel comfortable” or when someone asks or instructs you “not to say anything” should always be reported.   Remember that you may report concerns anonymously.

Contacting the Corporate Ethics and Compliance Office

[By reporting concerns, you help us investigate matters and fix problems]

Our Corporate Ethics and Compliance Office is a company-wide resource to assist you in finding help with your business ethics and compliance concerns or questions.  Orbital ATK’s Corporate Ethics and Compliance Office is part of Orbital ATK’s Office of the General Counsel and provides reports on ethics and compliance matters to Orbital ATK’s Board of Directors and its Committees.

Contacting the Ethics Helpline

Ethics Helpline:  1-800-345-8594 or www.orbitalatkethics.com

You can report ethics or compliance concerns using our Ethics Helpline.  The Ethics Helpline is operated by a trusted third-party provider located in the United States and is available 24 hours a day, 7 days a week, and 365 days a year.

You can contact the Ethics Helpline either by phone or through our website.  If you choose to call, an independent third party will take your call, listen and ask questions about your concern.  Whether you call or log-in, you will receive a unique reference number so that you may follow up later.  A report of your concern will be promptly forwarded to our Corporate Ethics and Compliance Office for investigation.  You may call back or log-in at a later date to check on the status of your concern, to provide additional information, or to answer any follow-up questions an ethics investigator may have left for you in the event that you chose to remain anonymous.

You report your concern

•                  We receive your concern

•                  We investigate your concern

•                  We take appropriate action

All contacts with the Ethics Helpline are confidential to the extent possible.  When you use the Ethics Helpline, you may choose to remain anonymous.  Sometimes, however, it may become necessary to know your identity in order to resolve your concerns and you will be advised when that is the case.  Depending on the nature of a concern, management and the leaders of Orbital ATK may need to be advised about the issue, but care will be taken to protect identities and sources of information to the extent possible.  Our goal is to answer questions and to handle issues fairly and consistently.  We will make sure that reports of improper conduct are thoroughly investigated.  We will take appropriate action to resolve each matter reported in good faith.

Employee and Supervisor Responsibilities

[We all have a responsibility to “do the right thing,” no matter our role at Orbital ATK]

Employees have a responsibility to comply with the applicable laws, regulations, policies and our Code of Ethics and Business Conduct wherever we do business.  But ethical behavior is more than compliance, it means doing what’s right, even if it is difficult or uncomfortable.  We all have a responsibility to report any known or suspected violations of our Code, laws, and regulations or policies.

Those who supervise others have the responsibility to foster a workplace environment that emphasizes and rewards ethical behavior.   As an ethical leader, you should promote a culture where colleagues are comfortable asking questions and raising concerns.

Supervisors and managers should never pressure anyone to perform their duties contrary to the ethical standards described in our Code.  Employees should not submit to pressure from any supervisor, manager, other employee or third party to act contrary to the provisions of our Code.  If you are ever asked or instructed to perform anything that may be unethical or a violation of the Code, or if you observe someone not following the principles of the Code, you should report it immediately to one of the resources identified in the section titled “Speaking Up.”

Protection Against Retaliation

[It is Orbital ATK’s obligation to protect you from retaliation]

Orbital ATK will not tolerate any retaliation against anyone who speaks up in good faith to ask a question, report a concern, or participate in an ethics or compliance investigation.  When you step forward to report something that you believe is unethical or illegal, we will investigate and address the problem.  Individuals who raise concerns in good faith or who help to resolve reported matters are protected against retaliation.  Good faith does not mean that you are always right.  It does mean that you sincerely believe a legitimate issue exists.

Retaliation is the act of making someone afraid to speak up or come forward or an action taken against someone for reporting a concern.  Any person found to have engaged in retaliation will be subject to disciplinary action up to and including termination.  In addition, malicious and false reports of unethical or illegal conduct will not be tolerated and individuals who make these types of reports will face disciplinary action.

If you discover any retaliation in the workplace, you should report it immediately to the Corporate Ethics and Compliance Office at 1-844-873-8449 or ethicscompliance@orbitalatk.com.

Conducting Ethics Investigations

[If requested, you have a responsibility to cooperate in an ethics investigation]

All concerns that are reported in good faith are taken seriously.  We have an ethics investigation process that we use as a guide for our ethics investigations throughout Orbital ATK.  If your concern results in an ethics investigation, a trained ethics investigator will be assigned to conduct an impartial and thorough investigation.  The ethics investigator will contact those involved in the situation and provide them with an opportunity to explain what happened.  If involved, you have a responsibility to cooperate with the investigation.  During an investigation, you should be truthful, cooperative, and should preserve all relevant documents and information (including electronic documents and emails).

Corrective or Disciplinary Action

[We are all accountable for our actions while carrying out our duties and responsibilities at Orbital ATK]

To protect Orbital ATK and our employees, we respond promptly to reports of ethical concerns or conduct that may violate the law, our Code of Ethics and Business Conduct or Company policy.  Violations of legal requirements, our policies or this Code may have severe consequences to you and Orbital ATK, such as significant fines, penalties and a damaged reputation.  Violations may jeopardize our relationships with customers or suppliers and could result in the loss of our ability to do business.  Anyone who violates laws, regulations, our policies or this Code is subject to disciplinary action up to and including termination.

Making Decisions and Judgment Calls

While our Code of Ethics and Business Conduct addresses many situations, it is impossible to cover and anticipate every type of ethical dilemma that may arise in our day-to-day interactions among ourselves or others with whom we do business.  There may be times when the right decision is not obvious or you may feel uncomfortable.  When you are faced with a difficult ethical decision, ask yourself these questions:

• Is the action legal?

• Do I have all the information I need to make a good decision? If not, have I sought advice?

• Is my decision consistent with Orbital ATK’s core values and our Code?

• Would I feel comfortable justifying my action to my coworkers, my supervisor, my family and friends?

• Would the action reflect well on Orbital ATK?

You have an obligation to Orbital ATK to speak up and seek help when you are concerned or know about an actual or potential ethical lapse or violation of our Code or our policies.

If you are still uncertain about the ethics or legality of an issue, seek additional guidance before proceeding. Use common sense, and keep asking questions until you are certain that your decision is consistent with straightforward and ethical business conduct.

How We Act in the Workplace

Proprietary Information

[Disclose Orbital ATK proprietary information only in accordance with the Code; do not misuse or misappropriate third party proprietary information]

During your employment with Orbital ATK, you may have access to proprietary information, including trade secrets of Orbital ATK and our partners, vendors, customers, suppliers and other third parties.  This includes, but is not limited to:

•                  Business proposals and pricing

•                  Customer and supplier information

•                  Manufacturing methods

•                  Engineering designs or other product data

•                  Inventions or improvements any employees make in the course of their work at Orbital ATK

•                  Other sensitive information that is not publicly known

All of us must act responsibly when it comes to the access, use, handling and disclosure of proprietary information in order to ensure the information is used only for Orbital ATK’s legitimate business purposes and is not disclosed to others without authorization.  This duty exists not only while you are an Orbital ATK employee, but even after you leave Orbital ATK.

Access, Use and Protection of Proprietary Information

Orbital ATK’s proprietary information must be used only for legitimate Orbital ATK business purposes.  This includes information or data that you develop in your work for Orbital ATK.  You may not use Orbital ATK’s proprietary information for your own personal benefit or to benefit a third party.

For your own protection and to protect Orbital ATK, you should only access the information for which you are authorized and required to access to do your job.  In addition, you may not disclose Orbital ATK’s proprietary information to anyone either inside or outside of Orbital ATK without authorization.  Do not assume that a co-worker has authorization to all information that you possess; seek advice from a supervisor or manager before making any disclosures.  In particular, certain divisions within the Company may have access to customer or supplier information that may not be shared with other divisions that compete with such customers or suppliers.

You are expected to be familiar with the non-disclosure and invention assignment agreement that you signed as a condition of your employment at Orbital ATK.  It governs your obligations regarding the protection of Company and third-party information, and Orbital ATK’s rights in inventions and intellectual property developed while working at Orbital ATK.

Intellectual Property

Intellectual property refers to creations of the mind, for which exclusive rights are recognized, such as patents, trademarks, copyrights, trade secrets and know-how.  You must never share Orbital ATK’s intellectual property, such as Company trade secrets, without authorization.  You must also respect the intellectual property rights of others.  Theft or misappropriation of trade secrets is a federal crime and is illegal under the laws of various countries.  Further, violating the intellectual property of other owners can expose the company to liability.

Proprietary Information of Competitors and Prior Employers

Just as Orbital ATK values and protects our own proprietary information and that of our partners, customers and suppliers, we also respect the proprietary information of our competitors.  You may not use proprietary information belonging to a former employer in your work at Orbital ATK or provide it to others at the company.  Likewise, you may not take or use proprietary information or intellectual property that belongs to Orbital ATK after you leave.

Q & A

Q:  Mike has left employment at Orbital ATK and has accepted employment with XYZ Company. XYZ Company manufactures similar products to Orbital ATK.  Mike notices that their manufacturing process could benefit from some improvements.  Mike was part of a project team at Orbital ATK and he and others identified some great ideas to improve the manufacturing process.  Mike is excited to share his ideas with his new supervisor at XYZ Company.  Is it okay for Mike to do this?

A:  No.  Orbital ATK’s manufacturing processes are Company trade secrets and, in accordance with his non-disclosure agreement with the Company, Mike generally may not use or disclose such information to anyone, including his new employer.

Accurate Time Charging and Expense Reporting

[Record your working time accurately]

Each of us is responsible for ensuring that we report all time worked accurately.  Orbital ATK customers place special trust and confidence in us when they award us work.  For government contractors, accurate recording of time and charging expenses to their proper account is critical.  Each of us is responsible for:

• Complying with the Company and location labor charging policies and procedures

• Knowing which accounts are to be charged, where applicable

•      Recording all hours worked

• Ensuring that labor hours, travel, material and other expenses are recorded on time and in a truthful and complete manner

Additionally, supervisors and managers are responsible for reviewing timesheets and expense reports for accuracy.  Any questions or concerns or any difficulties in obtaining the proper authorizing documents should be raised promptly with your supervisor or manager, or the Corporate Ethics and Compliance Office.

Additionally, it is against the law and Company policy to knowingly:

• Mischarge time

• Falsify timekeeping

• Charge an incorrect account or cost objective, or approve such mischarging

• Shift costs to improper accounts

Q & A

Q:  I am working on two different contracts.  My supervisor told me not to worry about tracking individual time to each project and to just charge half of my day to each contract, since it will even out over time and will make the accounting more efficient.  Is this okay?

A:  No.  You should charge your time accurately to each project according to your location’s time charging policies.

Fair Treatment and Respect

[Working together respectfully and inclusively is key to our success]

At Orbital ATK, our most important resource is our people.  We are committed to creating and maintaining a workplace that drives the success of Orbital ATK by working together respectfully and inclusively.  We each play a role in creating and maintaining this type of environment.  This means we must make all employment decisions based on a principle of mutual respect and dignity for one another and consistent with all applicable laws.

Harassment and Discrimination

Orbital ATK forbids harassment and discrimination of any kind, and maintains policies that prohibit behavior that singles out an employee or group of employees for negative treatment because of gender, race, color, national origin, ancestry, citizenship, religion, age, physical or mental disability, medical condition, sexual orientation, gender identity, veteran or marital status or other protected characteristic.  All employment decisions, such as those related to hiring, promotion, discipline, pay, development and termination, must be made based on legitimate business reasons and performance.

Diversity

Orbital ATK strives to be the employer of choice in the communities where we operate.  We understand that attracting and retaining a diverse workforce is critical to business success because it fuels our ability to creatively respond to emerging needs for new technology and product development.  Orbital ATK maintains Equal Employment Opportunity policies and we value the diversity of background, culture and beliefs that our employees bring to Orbital ATK, and we are proud that our workplace offers equal opportunity for advancement, personal development and professional growth.

Accommodating Disabilities

At Orbital ATK, we are committed to providing reasonable accommodations to qualified applicants and employees with disabilities as required by applicable law.  Any employee who requires an accommodation in order to perform the essential functions of his or her job should contact his or her supervisor or manager or Human Resources Department to request such an accommodation.

Safety in the Workplace

[At Orbital ATK we are committed to safe operations and are diligent in our safety practices and processes]

Orbital ATK is committed to conducting its business in a manner that ensures the safety and health of our colleagues in the workplace as well as people in the communities in which we operate.  We strive to minimize potential hazards in the workplace.

Each of us is expected to be aware of and comply with applicable health and safety laws and related policies and procedures.  As an Orbital ATK employee you must:

• Follow all procedures related to the operation of equipment and the use of hardware

• Report unsafe conditions, hazards, broken equipment or machinery, accidents and workplace incidents

• Understand the related risks and rules for storing, handling and transporting hazardous materials, and complying with all legal requirements, including any special permit requirements

• Never bring illegal drugs or other controlled substances onto Company property or be under their influence while at work

• Never tolerate any acts or threats of violence, physical intimidation or other disruptive behavior of any kind in the workplace or during participation in business activities off premises

• Keep up-to-date with all relevant training

Working safely is everyone’s responsibility. Orbital ATK takes seriously any behavior that threatens the health or safety of our employees. If you become aware of a safety concern, immediately bring it to the attention of your supervisor or manager.

Q & A

Q:  One of my co-workers frequently takes short cuts and does not follow her job procedures.  I do not think it is my place to say anything, as I do not want to get anyone in trouble.  Should I speak up?

A:  Yes.  Every Orbital ATK employee is responsible for safety.  By not speaking up, you risk endangering the employee and possibly everyone else in the work group.  If you feel you cannot approach your co-worker, you need to promptly notify your supervisor or manager, or location Safety Representative, so that corrective action can be taken.

Abusive Behavior and Workplace Violence

Orbital ATK does not tolerate intimidation, threats or physical violence in the workplace.  Orbital ATK takes very seriously any conduct or behavior that threatens the safety of our employees.

Q & A

Q:  My supervisor has the quickest temper of anyone I have ever met.  At times he yells and swears at my co-workers and me at the top of his voice.  Do we need to put up with this?

A:  No.  Everyone is entitled to work in a workplace that is free from intimidation and hostile or offensive behavior.  You should promptly report the situation with your Human Resources Department, or call the Ethics Helpline at 1-800-345-8594.

Drugs and Alcohol

Orbital ATK maintains drug free workplace policies and is committed to maintaining a work environment that is free from illegal drugs and the influence of drugs and alcohol.  Illegal drug use or abuse of controlled substances threatens the health and safety of our employees.  Orbital ATK prohibits the unlawful possession, use, purchase, sale or distribution of any controlled substance on any of Orbital ATK’s operated premises, in vehicles used for Orbital ATK business, or anywhere else while working on Orbital ATK business.

Orbital ATK offers an Employee Assistance Program (EAP) benefit.  This is a free, confidential, comprehensive resource available to employees and their family members.  The EAP offers help with emotional, legal or financial concerns, stress, substance abuse, work problems and more.  For more information please contact your local Human Resources representative or the Corporate Ethics and Compliance Office.

Protecting Personal Information

[We must protect and safeguard the personal information we use in our business]

At Orbital ATK, we value the trust that our employees, customers and others place in us.  To maintain that culture of trust, we respect the privacy rights and interests in personal information that is collected, held and used in our business.  Personal information includes (but is not limited to) employee personnel records, medical records, Social Security numbers, home addresses, telephone numbers and benefits information.  Everyone who handles personal information as part of their job must do so only on a “need to know” basis and for legitimate business purposes.  We all have a duty to protect and safeguard personal information in accordance with Orbital ATK policies.  We should never use personal information for an unauthorized purpose or for personal gain.

Q & A

Q:  I received a call requesting personal information about an employee.  I did not recognize the caller’s name.  Even though the caller said she was in Human Resources, I was not comfortable giving her the employee’s personal information so I didn’t.  Did I do the right thing?

A:  Yes.  Personal information must be safeguarded and protected from improper disclosure.  When you get a request for such information, direct the caller to your local Human Resources representative for handling.

Avoiding Personal Conflicts of Interest

[Put Orbital ATK first to help avoid possible conflicts of interest]

We all have a duty to act in the best interests of Orbital ATK.  Putting Orbital ATK first means protecting Orbital ATK’s reputation and our stockholders’ investment in Orbital ATK by avoiding situations that create, or appear to create, a conflict between your personal interests and what is best for Orbital ATK.  A conflict of interest arises when personal, social, financial or political activities or business relationships interfere with your objectivity.  If you have a question about a possible conflict of interest, you should discuss it with an Orbital ATK Legal Advisor or the Corporate Ethics and Compliance Office who will review the situation and determine whether any additional action is required.

Personal or Family Financial Interests

When conducting business on behalf of Orbital ATK, you must be careful to avoid situations that could create a conflict of interest, or even the appearance of one.  A “conflict of interest” occurs when the interests of an officer, director or employee (or any of their family members) conflict with the officer’s, director’s or employee’s ability to perform his or her job responsibilities to Orbital ATK.  There does not need to be a direct personal conflict for there to be a potential conflict of interest.  It is possible that the indirect interests of a family member could be sufficient to create a potential conflict of interest.  Such competing interests may limit your ability to perform your duties objectively and without bias.  If you think a conflict of interest situation exists, let your local Human Resources representative or the Corporate Ethics and Compliance Office know.

A conflict of interest situation may also exist when there is a personal or family relationship between employees.  It may appear as though one employee is receiving preferential treatment over another.  Therefore, no family member should be placed in a position where he or she has direct decision-making authority over another family member.  This type of situation should be immediately disclosed to your local Human Resources representative or the Corporate Ethics and Compliance Office.

Additionally, we must be careful about certain personal relationships that you, your family members or close friends have with an existing or potential supplier, customer, subcontractor or competitor of Orbital ATK.  Relationships and situations that could create a conflict of interest include:

•                  a financial interest in the entity,

•                  employment by the entity,

•                  a separate professional relationship with the owner, principle, officer or director of the entity,

•                  or other relationship of interest

If you find yourself in such a situation or believe that another employee of Orbital ATK is in such a situation, you must notify your local Human Resources representative and the Corporate Ethics and Compliance Office or your Orbital ATK Legal Advisor.  In addition, if a potential conflict of interest situation exists you should immediately remove yourself entirely from the supplier selection or negotiation process.

Q & A

Q:  My brother-in-law runs a temporary employment agency.  I recommended to my manager that we should engage this agency as one of our preferred suppliers of engineering talent.  I did not mention that my brother-in-law owns the company, as it did not seem relevant.  Did I do the right thing?

A:  No.  Even if you do not believe that you are influenced by your personal relationship with a contact at a supplier, you are still required to disclose that information to your manager and remove yourself from the solicitation process.  Remember, perceived conflicts of interest can damage Orbital ATK’s reputation as much as actual conflicts of interest.

Outside Employment

Before you accept outside employment or even a volunteer position, consider carefully whether the outside activity will create a conflict of interest with your work at Orbital ATK. Generally speaking, working for or providing services to any Orbital ATK customer, subcontractor, distributor, competitor or supplier may pose a personal conflict of interest and is not permitted.  Such employment must be approved in advance by your business unit’s attorney or the Corporate Ethics and Compliance Office.  Even where outside employment or activities are approved, they must never interfere with your job responsibilities at Orbital ATK and are subject to the following restrictions:

•                  Outside work must not be done on Company time and must not involve the use of company equipment or supplies.

•                  You should not attempt to sell products or services from your outside work to Orbital ATK.

•                  Performance of outside work must not interfere with your primary duties and obligations to the Company or prevent you from devoting the time and effort needed to fulfill them.

Putting Orbital ATK first means giving your work at Orbital ATK your full attention.

Business Opportunities

If you become aware of a business opportunity that may be of interest to Orbital ATK, you may not divert that opportunity for your own personal gain or for the benefit of another company.  Also, you may not use your position with Orbital ATK, or Orbital ATK customer information or property, in competition with Orbital ATK, either directly or indirectly.

Q & A

Q:  I have an opportunity to serve on the board of an industry organization.  Should I disclose this opportunity to Orbital ATK before I accept it?

A:  Yes.  You should discuss the opportunity with your Orbital ATK Legal Advisor or the Corporate Ethics and Compliance Office to ensure that your service on the board would not create a personal conflict of interest.

Responsible Use of Social Media

Why We Have Social Media Policies

Orbital ATK does not prohibit employees from using social media during their personal time  but asks you to be respectful in any statements you make regarding Orbital ATK, co-workers, customers, partners or competitors.  It is important to keep in mind that a social media posting is generally considered public and, once posted, information may exist indefinitely.  Also, improper or unauthorized disclosures in the name of or on behalf of Orbital ATK could damage our reputation, impact our ability to get and keep customers, and expose Orbital ATK, our customers and partners to legal liability.

Orbital ATK expects employees to follow the same professional standards online as those expected in the work environment and to adhere to Orbital ATK’s policies whenever social media activity relates in any way to Orbital ATK’s, customers, vendors, competitors and employees.  Everything we say and do affects the trust our stakeholders place in us, even as we find new ways to communicate with our customers and communities. Whenever you engage in social media activity that relates to the company or could be identified in any way with Orbital ATK or our business, you should:

• Use common sense and good judgment

• Avoid statements that could damage Orbital ATK’s reputation or the reputation of another employee or third parties with whom we do business

• Make it clear that your own opinions and views are not those of the Company

•      Never post or discuss proprietary information, trade secrets, classified data or information subject to export control requirements

•      Never post rumors that you know are false or make other misleading or defamatory statements about Orbital ATK or its employees, customers, partners or affiliates

Using Orbital ATK Resources to Access Social Media

If you are using Orbital ATK technical resources to access external social media sites, you are subject to Orbital ATK’s policy on the use of Company resources.  Orbital ATK has the right to access and review all data and information retained on or transmitted over Orbital ATK’s systems, including content employees post on private social media sites using Orbital ATK technology resources, except as restricted by local law.

Responding to Inquiries from the Media and the Investment Community

[At Orbital ATK, we protect our reputation with accurate and appropriate communications]

We all have a responsibility to protect Orbital ATK’s reputation through our behavior and performance.  We also need to make sure that any legal obligations relating to Orbital ATK’s communications are met.  Because of this, Orbital ATK has authorized certain individuals — and only those individuals—to speak on behalf of Orbital ATK.  All media inquiries should be referred to Orbital ATK Corporate Communications.  Exceptions are allowed for local inquiries to business group or division employees who have responsibility for media relations.  All inquiries related to a crisis situation must be forwarded to Orbital ATK Corporate Communications.  All contacts with stockholders, prospective investors and securities analysts, or requests for information related to Orbital ATK’s financial performance should also be referred to Orbital ATK Corporate Communications.

Appropriate Political Activity and Lobbying

[We must ensure that our participation in the political process is appropriate and lawful]

Orbital ATK participates in the U.S. political and legislative process to ensure that Orbital ATK’s interests in the aerospace and defense industries are appropriately represented.  Such activities are highly scrutinized and must be performed in accordance with all applicable rules and regulations to make certain that our political and lobbying activities are conducted in a legal, ethical and transparent manner.  Consequently, any activities involving federal or local elected officials or political candidates must be coordinated with and approved in advance by the Government Relations Department to avoid unintended violations of company policy and federal rules.

Orbital ATK encourages you to participate individually in the political process on your own time and expense and without use of Orbital ATK resources.  At no time should you create the impression that you are expressing political views on Orbital ATK’s behalf.

Q & A

Q:  A co-worker and I are supporting a political candidate and want to stay late at the office to make political phone calls and emails.  May we do that?

A:  No.  While Orbital ATK encourages employees to be engaged in the political process, you may not use Orbital ATK resources to conduct activity in support or defeat of political candidates.

How We Interact with Our Customers and in the Marketplace

Antitrust, Sales Practices and Fair Dealings

[Always be fair and transparent in the conduct of our business]

Fair competition is fundamental to the free market system.  The antitrust and competition laws are designed to preserve the free market system by ensuring vigorous competition that does not unfairly limit trade or exclude competition.

At Orbital ATK, our innovation drives better and more affordable products that benefit our customers.  We seek to outperform our competitors fairly and honestly, and never through unethical or illegal business practices that might restrain trade or reduce competition.  We comply with all applicable laws, rules and regulations that govern our agreements with competitors, suppliers or customers.  The law prohibits agreements or discussions with competitors regarding price fixing or controls, allocating customers, or boycotting specified customers or suppliers.

From time to time, we are a customer of, or a subcontractor to, companies with which we compete.  Because of the laws restricting anticompetitive behavior, discussions with competitors, including social discussions, should not include pricing, territories, markets or customers and the like.

Antitrust and competition laws are complex and vary from state to state and country to country.  Proven violations carry significant fines and even imprisonment.  Even the appearance of improper agreements with competitors can harm our reputation or risk legal action against our Company. Consequently, you should consult with your Orbital ATK Legal Advisor if you are unsure of the propriety of a particular course of action.

Q & A

Q:  Recently, I attended an industry trade meeting where a sales representative for a competitor talked during dinner about pricing challenges in the market and the need to increase prices.  This conversation made me very uncomfortable, but I felt it would have been rude to leave.  Did I handle this correctly?

A:  No.  You must always be very careful in discussions with competitors.  It is never appropriate to discuss pricing issues with a competitor or even listen to such discussions.  Even casual conversations have a potential to cause harm or may suggest a violation of the antitrust laws.  You should immediately excuse yourself from any conversation with a competitor that discusses competitively sensitive topics.  If you believe you have learned inappropriate pricing information, promptly notify an Orbital ATK Legal Advisor.

Accurate Business Records, Financial Reporting and Record Management

[Ensure our records are accurate, timely and complete]

Recordkeeping

Each of us has the responsibility to ensure that all of Orbital ATK’s records are accurate, timely and complete.  Accurate business records are essential for internal decision making and for the benefit of the shareholders, investors, regulators and others who rely on them.  Forecasts and assessments provided to management must be done in a timely manner.

Orbital ATK’s books, records, accounts and financial statements must properly document all Company assets and liabilities, and accurately reflect all Company transactions.  These records should be sufficiently detailed and maintained in accordance with applicable accounting and legal requirements and standards, as well as Orbital ATK’s system of internal controls.

If you believe there is a significant error or omission in an Orbital ATK document, report it immediately to your supervisor or manager, Orbital ATK’s Internal Audit Department, or Orbital ATK’s Ethics Helpline at 1-800-345-8594.  You should never direct anyone to prepare or approve a misleading record.  It is no defense to say someone else directed you to create a record that you knew or had reason to suspect was false or misleading.

Truth and Accuracy in Reporting

Truth and accuracy in reporting is required.  Orbital ATK will not tolerate the creation or approval of records that are inaccurate, false or misleading.  It is fraudulent and a violation of our Code of Ethics and Business Conduct to:

•                  Inaccurately record time for reporting purposes

•                  Falsify quality, environmental or safety reports

•                  Process or submit false or inaccurate invoices

•                  Record false revenue

•                  Understate or overstate known liabilities or assets

•                  Submit inaccurate expense reports

•                  Alter, remove or destroy documents except in accordance with Orbital ATK’s policies

•                  Approve inaccurate information for publication or other use

Material financial fraud would harm Orbital ATK’s reputation and could adversely affect Orbital ATK’s financial condition.  It could also result in significant criminal and civil penalties to Orbital ATK and the individuals involved. Anyone engaged in fraud at Orbital ATK will be subject to disciplinary action up to and including termination.

Q & A

Q:  I suspect that there is an inaccurate or artificial entry in Orbital ATK’s books and records.  It could be that there are legitimate differences in professional opinion regarding the entry.  On the other hand, I am worried that the entry is false or there may be a mistake.  It is really not my place to question accounting and I am sure someone else is reviewing it.  Should I talk to someone about this?

A:  Yes.  You must speak up and discuss your concerns with your supervisor or manager or, if you are uncomfortable doing that, report it to Orbital ATK’s Ethics Helpline at 1-800-345-8594.  Do not delay.  If you are concerned, then we are concerned.  Let’s find out the facts and make sure that our books and records accurately reflect our business activity.

Special Ethics Obligations of Employees with Financial Reporting Obligations

The Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other persons performing similar functions at both the corporate and operating group levels have responsibility for ensuring that the Company’s filings with the U.S. Securities and Exchange Commission and other Company disclosures contain information that is full, fair, accurate, timely and understandable. A culture that emphasizes integrity and high ethical standards regarding financial reporting is fundamental to Orbital ATK’s reputation and success.  Accordingly, the individuals identified above are bound by Orbital ATK’s Financial Officer Code of Ethics, and by certifying to the Orbital ATK Code of Ethics and Business Conduct, they each agree that they will:

• Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

• Act objectively, without allowing independent judgment to be subordinated;

• Act at all times in good faith, responsibly, with due care, competence and diligence, and without knowingly misrepresenting any facts;

• Comply with applicable federal and state laws and rules and regulations of the applicable regulatory agencies to which Orbital ATK is subject;

• Comply with internal controls and procedures for financial reporting and ensure that material information is disclosed as required by law; and

• Promote ethical behavior among personnel under their supervision at Orbital ATK and ensure such individuals are appropriately educated on applicable laws, rules and regulations.

Retaining and Destroying Company Records

Each of us must also ensure that Orbital ATK’s documents are retained to the extent required to meet legal, tax and regulatory requirements, and that documents are properly destroyed when they no longer serve a business or legal purpose.  All Orbital ATK records should be retained or destroyed according to Orbital ATK’s record retention policies.  You are expressly prohibited from altering, destroying or failing to preserve any records to avoid disclosure in a lawsuit or investigation.

Q & A

Q:  A governmental agency is investigating a claim brought by a former employee alleging that Orbital ATK failed to perform required quality checks on a product that has already been shipped.  Because the official log sheet showed that the quality checks were completed, do the quality inspector’s handwritten notes need to be retained?

A:  Yes.  Any documents that might be relevant to a pending claim or investigation should be retained.

Avoiding Insider Trading and Tipping

[Do not trade on or tip “inside” information]

If you are aware of material nonpublic information (“inside information”) relating to Orbital ATK or our business, you may not buy, sell or trade Orbital ATK stock or securities.  In addition, you may not trade in stock or securities of another company (for example, Orbital ATK’s customers, suppliers, vendors, subcontractors and business partners) if you have material nonpublic information about that company that you obtained at Orbital ATK.  It is also unlawful for you to “tip” others, or pass along inside information to friends, family or others to help them make a profit, avoid a loss, or suggest that they trade when you are not permitted to do so.

What is material information?  It depends on the facts and circumstances, but it is information that would be important to an investor in deciding whether to buy, sell or hold stock of a company.  Material information includes (but is not limited to):

•                  Earnings results or estimates, or other important financial information

•                  A proposal, negotiations, or agreement for a significant merger, acquisition, divestiture or joint venture

•                  A significant new contract or change in a significant contract

•                  A significant new product or development

•                  Significant litigation

These rules apply to you, even if you have not signed a confidentiality agreement.  You may not trade in Orbital ATK stock or securities (or the other company’s stock or securities) when you have material inside information until this information is publicly announced.  For additional information, please refer to the Company’s Insider Trading Policy.  If you have a question about whether information is material nonpublic information or any other questions about your securities trading, please check with Orbital ATK Corporate Counsel.

Q & A

Q:  If I become aware of Orbital ATK’s quarterly financial results before they have been publicly announced, can I purchase Orbital ATK stock or tell my parents to purchase Orbital ATK stock in reliance on such information?

A:  No.  This information is considered “material nonpublic information” and the purchase of Orbital ATK stock would be a violation of Orbital ATK’s Code of Ethics and Business Conduct and a potential criminal violation of the federal securities laws.  “Tipping” this information to your parents would also be a violation, even if you do not give a reason for telling them to buy the shares.

Product Quality and Safety

[Our customers depend on us to deliver reliable, safe and quality products]

We must ensure that all of our products are designed and manufactured in compliance with all applicable safety laws and regulations, quality requirements and specifications.  Our customers depend upon us for reliable, safe and quality products.  It is never okay to cut corners, falsify documentation, skip an inspection or use an undocumented process.

Q & A

Q:  Due to budget concerns, I am getting a lot of pressure from my supervisor to make sure a particular part we have been struggling with passes inspection.  The part seems to work, but I am not sure it will pass the quality inspection.  Would it be okay for me to approve it without a quality inspection?

A:  No.  Budget concerns can put a lot of pressure on our program teams, but they are never a reason or excuse to change our standards for product quality and safety and our commitment to execution excellence.  If your supervisor ever directs you to skip an inspection or otherwise deviate from the process, you should challenge that direction and report it to the Corporate Ethics and Compliance Office or call Orbital ATK’s Ethics Helpline at 1-800-345-8594.

Vendors and Suppliers, Selection and Fair Dealing

[We select suppliers and vendors who follow Orbital ATK’s standards and we deal with them fairly]

Orbital ATK’s strategy is to create market-leading positions by delivering affordable and innovative solutions to our customers.  Our success is highly dependent upon the efforts and contributions of our suppliers.  We expect our vendors and suppliers to help us to deliver value to our customers by providing Orbital ATK with the highest quality products delivered on time and at the best value.

Selection of Suppliers

Orbital ATK partners with suppliers who demonstrate proven capabilities and adherence to quality, cost and schedule commitments.  It is Orbital ATK’s policy to actively pursue opportunities to assist small businesses and diversity companies in becoming qualified and valued Orbital ATK suppliers. In choosing among competing suppliers, you must impartially select the supplier that best meets Orbital ATK’s needs.  You must base your decision on objective information such as price, past performance, business reputation, technical expertise, production capacity and financial stability.

It is important to Orbital ATK’s reputation to engage and work with suppliers and vendors who comply with all applicable laws, including, but not limited to, laws regarding eradication of human trafficking, slavery, and forced labor, as well as applicable employment, environmental, anti-corruption and fair competition laws, and intellectual property rights.

In making selection decisions, you must avoid real or perceived conflicts of interest.  You must also follow Orbital ATK’s guidelines before you accept any gift, hospitality or other entertainment from a supplier.  You should consult with your Orbital ATK Legal Advisor or the Corporate Ethics and Compliance Office before accepting business courtesies.

Fair and Transparent Dealings

We must always remember that ethical business behavior is good business and that we should maintain transparent and honest procurement practices in our roles at Orbital ATK.

•                  Engage in fair and transparent dealings with suppliers, treating valued suppliers with integrity and professionalism

•                  Follow applicable procurement standards and laws in working with suppliers

•                  Use the same care in protecting supplier proprietary and trade secret information as you would use in protecting such information belonging to Orbital ATK

•                  Understand the terms of Orbital ATK’s contract with the supplier and ensure that those terms are followed by anyone working with that supplier

Business Conduct Standards

We expect our suppliers to abide by Orbital ATK’s Code of Ethics and Business Conduct.  If your job involves selecting or managing suppliers, ensure that the supplier understands our requirement to operate at the highest standard of ethics, integrity and governance.  You must also be alert to and report to your supervisor or manager any conduct by a supplier, or its employees or subcontractors that appears to be inconsistent with the standards of this Code.

Corporate Responsibilities and Citizenship

We expect our suppliers to follow all laws that require them to treat workers fairly, provide a safe and healthy work environment, and protect natural resources.  Like Orbital ATK, suppliers should seek to minimize the environmental impact of their operations and reduce waste, emissions, energy consumption and the use of materials of concern.  Orbital ATK expects suppliers to treat their workers with integrity and respect, and we have zero tolerance for trafficking in persons or the use of forced labor.  Suppliers are required to comply with this prohibition and take affirmative steps to combat trafficking in persons and forced labor.

Avoidance of Counterfeit Parts

Orbital ATK is committed to eliminating counterfeit parts from our supply chain.  For that reason, Orbital ATK purchases products and materials directly from the original equipment manufacturer (OEM), the original component manufacturer (OCM), or through an OEM/OCM authorized distributor chain. For those suppliers that are delivering manufactured parts or components, we expect the same, and we require that all suppliers have in place robust policies and procedures to avoid procuring or otherwise introducing counterfeit parts into the Orbital ATK supply chain.

Doing Business with the Government

[As a government contractor, Orbital ATK is held to a high standard when it comes to ethics and compliance]

Special rules apply when we do business with the government, and the government can impose substantial penalties and charge a company and its employees with a crime for violating government procurement laws.  As a result, these basic rules must be followed in all of our business with a government:

•                  You must ensure that all invoices you submit to a government customer are accurate and complete and comply with the applicable procurement regulations.  We must be truthful in all representations and certifications made to government agencies.

•                  You must avoid even the perception of an organizational conflict of interest and report any suspected organizational conflict of interest to your Orbital ATK Legal Advisor.  An organizational conflict arises when, because of activities or relationships with others, a contractor such as Orbital ATK is unable to provide impartial assistance to the government, has an unfair competitive advantage, or has the ability to bias the ground rules.

•                  You must ensure that all cost or pricing data is accurate, complete and current, charge all costs to the right account, and know and follow all Orbital ATK accounting policies and practices.

•                  Always consult with an Orbital ATK Legal Advisor before having discussions about employment or consulting opportunities with a current or former government employee.

•                  Exercise caution before offering “anything of value” to a government official or employee.  “Anything of value” can include gifts, meals, entertainment, business incentives or commissions, travel expenses or any other favor.  Even a small gift or a simple lunch may violate the law.

You must never knowingly charge an incorrect account or shift costs between contracts or projects.  You will be subject to discipline up to and including termination from employment, if you are found to be mischarging costs.  If you knowingly make false charges, you may also be guilty of a crime.  You should refer to Orbital ATK’s policies on government accounting and compliance for further information.

Orbital ATK has an affirmative duty to alert the U.S. Government when we have credible evidence of a violation of certain federal laws related to fraud, conflict of interest, bribery, unlawful gratuities, any act that could lead to a claim under the Civil False Claims Act, or overpayments.  You have a duty to notify your Orbital ATK Legal Advisor immediately if you suspect a violation related to any of these laws that could trigger a requirement to make a disclosure to the U.S. Government.  Failing to disclose these types of violations can result in significant fines or suspension or debarment from U.S. Government contracts.  You should refer to Orbital ATK’s policies on government contract mandatory disclosures for further information.

If you are involved in bidding on or providing products or services for a government contract, or providing information on any other aspect of managing or performing government contracts, you are expected to understand and comply with all rules, regulations and Company policies relating to government contracting.  You should contact your Orbital ATK Legal Advisor if you have any questions.

From time to time, various agencies of the U.S. Government, such as the Office of Inspector General of agencies, will conduct audits or investigations to assess Orbital ATK’s compliance with applicable laws or regulations.  You have the right to speak with investigators as well as the right to decline being interviewed.  While we cooperate with such investigations to the extent there is a legal basis for them, such investigations may involve complicated legal issues, and responses should be coordinated with your Orbital ATK Legal Advisor.

All employees are required to cooperate with internal investigations.  During any investigation or corrective action effort, you must:

•                  Comply with Orbital ATK’s record retention policy

•                  Never destroy any documents or electronic records, in any form, that you believe might be relevant as evidence in any civil, criminal or regulatory proceeding

•                  Never lie or mislead and investigator

•                  Never obstruct the collection of information relating to an investigation

No Bribery or Corruption

[Orbital ATK does not tolerate bribery or corrupt activities in any aspect of our business]

At Orbital ATK, we may not engage in any form of bribery or kickbacks.  You must never offer, give, solicit or accept any form of bribe or kickback in any aspect of our business, including our commercial transactions as well as our dealings with government officials and employees.  A bribe or kickback involves accepting or providing (directly or indirectly) money, gifts or anything of value to obtain or retain business, direct business to any other person or entity, or secure an improper advantage.  Favorable treatment may appear innocent, but it is illegal when offered in exchange for a bribe or kickback.  You should never offer or accept anything of value if you have the slightest doubt about the transaction.

Many anti-bribery laws like the U.S. Foreign Corrupt Practices Act (FCPA) specifically prohibit bribes to or for the benefit of public officials.  The term “public official” is broadly defined and includes government officials (including but not limited to an officer, employee or consultant of a government or governmental department or agency, officer or employee of a state-owned enterprise or partially state-owned enterprise, political party or official, candidate for political office, officer or employee of a public international organization such as the World Health Organization or World Bank, or the spouse or immediate family member of any of the persons mentioned above).

The FCPA applies to all of our international business.  We must comply with all applicable anti-bribery laws and never offer or accept a payment or gift that may be construed as illegal or improper regardless of local law or custom.

In certain parts of the world, it is common for low-level foreign government employees to ask for small payments to expedite or secure the performance of a routine governmental action, such as to obtain a visa or to schedule an inspection.  Orbital ATK has a clear policy prohibiting such “facilitating payments” without the review and approval of an Orbital ATK Legal Advisor, no matter how common or ordinary the payment may appear.  You should always consult your Orbital ATK Legal Advisor if you have questions or concerns.

Q & A

Q:  A consultant has offered to help me sell a big contract to a foreign ministry of defense.  Her services will cost $50,000 and she has said that some of the funds will go to her contact within the defense ministry.  Any concerns?

A:  Yes.  Paying money to anyone for the purpose of influencing a foreign official violates the Foreign Corrupt Practices Act (FCPA).  Additionally, a foreign country may also have anti-bribery laws which could also be violated. Contact your Orbital ATK Legal Advisor for further guidance.

Some laws (including the FCPA) also make it an offense to fail to properly record payments to or for the benefit of public officials.  Under our policies, all payments, benefits or favors we make to anyone, including public officials, must be fully and accurately reflected in our financial statements.

Because a third party acting on behalf of Orbital ATK can expose the Company to liability under the FCPA and other anti-bribery laws, great care must be taken in retaining representatives and other third parties.  You must comply with Orbital ATK’s policies and procedures, including our due diligence processes in the appointment, management and payment of third-party intermediaries, agents and distributors.

It is important to remember that simply offering a bribe or kickback to anyone is enough to violate Orbital ATK policy and the law.  Bribery and kickbacks are very serious crimes and it is important that Orbital ATK does not allow even the appearance of impropriety.  You should consult with your Orbital ATK Legal Advisor or Orbital ATK’s Corporate International Law Group for further information.

No Orbital ATK employee or Orbital ATK representative will suffer any adverse consequences for refusing to pay or take a bribe or kickback, even if it results in the loss of business to Orbital ATK.

Gifts, Hospitality and Entertainment

[We avoid improper gifts, hospitality and entertainment]

Orbital ATK requires the use of good judgment, discretion, and moderation when giving or accepting gifts or hospitality in business settings.  We recognize that gift giving and hospitality practices may vary in different cultures; however, any gifts and hospitality given or received must always be in compliance with the law, not violate the policies of the giver or recipient, and be consistent with local custom and practice.

Employees may not give or receive gifts or hospitality from current or potential vendors, suppliers, customers or other business associates unless all of the following conditions are met:

•                  Is of a reasonable and nominal value

•                  Has a legitimate business purpose

•                  Does not interfere with the exercise of independent judgment in the best interests of Orbital ATK

•                  Complies with law

•                  Is consistent with local custom and practice

•                  Does not violate the giver’s or receiver’s policies on the matter

Please note that the following gifts are always prohibited:

•                  Money or cash equivalents

•                  A bribe, kickback, or anything with corrupt intent or intent to influence

•                  Using your personal funds to accomplish what is otherwise prohibited by policy

•                  Gifts or hospitality to public official’s friend or family

•                  Anything of value that could create the appearance of impropriety or result in embarrassment to you or Orbital ATK

Compliance with Export and Import Controls

[Follow the rules that apply to our international business]

Orbital ATK complies with international trade laws and regulations of the United States and all other countries where Orbital ATK is located or does business, including export control, embargoes/sanctions, and anti-boycott laws.

International trade laws and regulations govern the transfer between countries of goods, services and technology.  These laws and regulations are complex, change frequently and apply to many aspects of our business.  If you support actual or potential business outside of your country, you must be familiar with Orbital ATK’s policies and practices relating to international trade.  Support activity can range from contact with a foreign national at a Company facility during a plant tour or trade show to sending a product formulation to an overseas supplier or submitting a proposal to a foreign government.  Make sure you review and understand the regulatory requirements before engaging in international business.

We also must not cooperate with any restrictive trade practices or boycotts that are prohibited or penalized under U.S. laws and regulations or applicable local law.

Penalties for violations of international trade laws can be severe, including fines, imprisonment or debarment from government contracting.  You should consult with Orbital ATK’s International Trade Operations, Orbital ATK’s International Law Group or your Orbital ATK Legal Advisor if you have any questions.

Q & A

Q:  I have regular email exchanges with a customer engineer in another country about my project.  Any export control concerns?

A:  Yes.  Your email exchanges may be transmitting technical data to a foreign national that is controlled for export by your country’s laws and may require an authorization prior to transmission.  Depending on the nature of the exchanges and the technical data, you may also be providing a service that may also require an authorization.  Contact Orbital ATK’s International Trade Operations, Orbital ATK’s International Law Group or your Orbital ATK Legal Advisor for guidance.

Environmental Compliance and Stewardship

[Environmental compliance is a high priority]

Compliance with environmental laws and Orbital ATK environmental practices is a high priority at Orbital ATK.  You must immediately notify your supervisor or manager if you believe a violation of the law or Orbital ATK environmental policy has occurred or will potentially occur or if you become aware that a required permit for our operations has not been obtained or is no longer valid.  If you become aware of a spill or a release into the environment, you must notify both your supervisor or manager and the facility environmental department immediately so that the appropriate spill response activities can be initiated.

We also strive to minimize the impact of Orbital ATK’s operations on the environment and to proactively incorporate environmental initiatives into Orbital ATK’s day-to-day operations.  Environmental concerns and requirements should be evaluated and addressed during all phases of facility modifications, acquisitions and divestitures, and facility closures.  If your job involves the handling, transportation or disposal of raw materials, products or wastes, you should ensure that these activities are done in a safe and environmentally responsible manner.

Q & A

Q:  We are planning a small modification to our plant to improve efficiency.  The plant has several environmental permits, but since we are not increasing production, do I have to bother with evaluating the environmental impacts of this change?

A:  Yes.  Even minor changes to our operations, such as those that only optimize our efficiency, should be evaluated against our existing permits and compliance matrix.  You should discuss the proposed changes with the facility’s environmental department to ensure that any permitting and compliance concerns are addressed.

How We Use Our Resources and Assets

At Orbital ATK, each of us has a significant responsibility to protect Orbital ATK and customer resources and assets.  These assets should first and foremost be used for business purposes and to advance Orbital ATK’s strategic objectives.

Responsible Use of Orbital ATK and Customer Assets

[Use due care and judgment at all times]

We must exercise care and good judgment in using and protecting Orbital ATK and customer assets responsibly to avoid loss, damage, theft, unauthorized or improper use, and waste and must obtain proper authorization before moving assets.  You may not loan any Orbital ATK property without permission and you must use customer and supplier assets in accordance with their instructions.

Protecting our Technologies

[Be vigilant in protecting our electronic resources and technologies]

Due to the critical nature of products that Orbital ATK produces, each of us must use best practices when it comes to cyber security.  Our intellectual property is very valuable to many outside of Orbital ATK.  It is critical that each of us responsibly uses the Internet and use care in replying to emails or clicking on links included in emails from unknown sources.

Orbital ATK’s Information Security Policies

You must comply with the information security policies that Orbital ATK has put in place to protect our electronic data, such as intellectual property and personally identifiable information.  Orbital ATK has the right to require security controls on all electronic devices used to conduct business on behalf of Orbital ATK.  This includes devices used to interact with Orbital ATK internal networks and business systems, regardless of ownership.  Orbital ATK also has the right to inspect at any time without notice all technology, systems and accounts used to conduct company business.  This includes all messages, files, data software or other information stored on these devices or transmitted over any portion of the Orbital ATK network, unless restricted by applicable law.  Orbital ATK retains ownership of all Orbital ATK proprietary information, wherever situated.  No Orbital ATK proprietary information should be retained on person technology and personal accounts should not be used for Orbital ATK business.

Orbital ATK strictly prohibits pornographic, obscene or offensive material of any kind in the workplace or on any technology used for work.  This extends to all material, whether in digital, physical or any other form and applies to Company-issued technology or resources (including personal technology or resources used for Company business).  In addition, obscene or offensive speech or behavior may constitute harassment, which is also prohibited by this Code (see the section on Harassment and Discrimination).

Q & A

Q:  My daughter would like to use my Orbital ATK laptop to watch movies online.  Can I give her my login name and password so she can use my computer?

A:  No.  Your computer is provided to you for your business use.  It is against Orbital ATK’s policies to share your login and password information with anyone.  Downloading movies also violates Orbital ATK policy and potentially violates copyright laws.  You should refer to Orbital ATK’s information security policies for further details.

Insider Threats

Economic espionage is the unlawful targeting or acquisition of sensitive financial, trade or economic policy information, proprietary economic information, or technological information.  An “Insider Threat” or “Insider” is a person who has authorized access to Company information and knowingly or unknowingly commits economic espionage from within an organization.  These threats may involve fraud, theft of protected or commercially valuable information or intellectual property, sabotage of the Company’s enterprise system, or gross negligence of established security practices.

Orbital ATK’s Insider Threat Program is proactive.  If you have knowledge of any possible Insider Threats you should promptly call the Counter Intelligence Office at (571) 403-5264 or Orbital ATK’s Ethics Helpline at 1-800-345-8594 to discuss or report any concerns.

Disclaimer

This Code may be changed at any time with or without notice.  Adherence to the Code constitutes a condition of employment, but the Code will not alter the at-will nature of any employee’s employment or limit the right of either Orbital ATK or any employee to terminate that employment relationship with or without notice or with or without cause.

Orbital ATK

45101 Warp Drive

Building 1

Dulles, VA 20166

www.orbitalatk.com